EXHIBIT 4.6

                                 AMENDMENT NO. 3
                                       TO
                    THE FIRST AMERICAN FINANCIAL CORPORATION
                               401(k) SAVINGS PLAN


The following amendment is hereby made to The First American Financial Corporation 401(k) Savings Plan (Effective as of January 1, 1995) (hereinafter referred to as the "Plan"). This amendment is effective as of July 1, 1998.

1.   Plan   section   5.3,   relating  to   transfer   and  credit  of  matching
     contributions, is amended in its entirety to read as follows:

     5.3 Transfer and Crediting of Matching Contributions. Matching Contributions may be made in either cash, Company Stock, or a combination of the two as determined by the Committee in its sole discretion. Matching Contributions shall be transferred to the TrustFund in accordance with procedures established by the Committee, but in no event later than the due date (including extensions) for filing the Company's federal income tax return for the taxable year in which ends the Plan Year to which the Matching Contribution relates. Basic Matching Contributions shall be credited to the Participant's Matching Account as of the date for which the Pretax Deferrals are credited. Discretionary Matching Contributions shall be credited as of the last day of the Plan Year for which they are made. However, no Matching Contributions shall be eligible to share in investment results until received by the Trust Fund.

2. Except as amended above, the Plan as in effect prior to this amendment shall continue unchanged.

     IN WITNESS WHEREOF, The First American Financial Corporation has caused its duly authorized officers to execute this Plan amendment on this 7TH day of July, 1998.

                              The First American Financial Corporation

                              By /s/ Parker S. Kennedy
                                 -----------------------------------------------
                              Its President
                                 -----------------------------------------------


                              By /s/ Mark R Arnesen
                                 -----------------------------------------------
                              Its Secretary
                                 -----------------------------------------------